Exhibit 10.20

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of January 14, 2011 (the “Effective Date”) by and between Marvin S. Edwards, Jr. (“Employee”) and CommScope, Inc., a Delaware corporation (the “Company”).

WITNESSETH:

WHEREAS, Employee is currently employed by the Company;

WHEREAS, Employee is currently a party to that certain Amended and Restated Severance and Protection Agreement dated December 4, 2008 with the Company (the “Severance Agreement”);

WHEREAS, the Company has entered into that certain Agreement and Plan of Merger, dated as of October 26, 2010 among the Company, Cedar I Holding Company, Inc. (“Parent”), and Cedar I Merger Sub, Inc. (“Merger Sub”), whereby Merger Sub will merge with and into the Company, with the Company being the surviving corporation and becoming a wholly-owned subsidiary of Parent (the “Merger Agreement”);

WHEREAS, the Company and Employee wish to continue the employment of Employee by the Company following the consummation of the transactions contemplated by the Merger Agreement, but on the terms and conditions set forth in this Agreement;

WHEREAS, the Company and Employee wish to terminate the Severance Agreement and provide severance and other benefits to Employee on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:

1. Employment. Subject to the provisions of Section 6, the Company hereby employs Employee and Employee accepts such employment upon the terms and conditions hereinafter set forth (the “Employment”).

2. Term of Employment. Subject to the provisions of Section 6, the term of Employee’s employment pursuant to this Agreement shall commence on the Effective Date and shall terminate on December 31, 2013 (such period, the “Term”). Notwithstanding the foregoing, the Term shall automatically extend for an additional year on December 31, 2013 and each anniversary thereof unless either party provides written notice, within ninety (90) days of the applicable anniversary date, to the other party indicating such party’s desire to terminate the Employment.

3. Duties; Extent of Service.

(a) During the Employment, Employee shall serve as an employee of the Company with the title and position of President and Chief Executive Officer. In this capacity, Employee shall have all the authority and responsibility customarily associated with such position in a company of the size and nature of the Company. Employee shall be the sole officer of the Company with the title and position of President and Chief Executive Officer and shall report directly to the Board of Directors of the Company or any successor in interest to the Company. Employee hereby accepts such employment, agrees to serve the Company in the capacity indicated, and agrees to use Employee’s best efforts in, and devote Employee’s full working time, attention, skill and energies to, the advancement of the interests of the Company, Parent and their direct and indirect subsidiaries and the performance of Employee’s duties and responsibilities hereunder.

(b) The foregoing, however, shall not be construed as preventing employee from engaging in religious, charitable or other community or non-profit activities, or from serving on the board of directors or advisory board of the companies listed on Schedule A, provided such service does not impair Employee’s ability to fulfill Employee’s duties and responsibilities under this Agreement.

4. Compensation.

(a) During the Employment, the Company shall pay Employee a salary at the annual rate of $850,000 per annum (the “Base Salary”). Such Base Salary may be increased at any time by the Board of Directors. Such Base Salary shall be subject to withholding under applicable law, shall be pro rated for partial years and shall be payable in semi-monthly installments in accordance with the Company’s usual practice as in effect from time to time.

(b) During the Employment, Employee shall be eligible to receive an annual bonus payment pursuant to the CommScope, Inc. Annual Incentive Plan (as such plan may be amended and modified, the “AIP”). The Employee’s “Target Opportunity” percentage shall be 125% of Base Salary.

5. Benefits.

(a) During the Employment, Employee shall be entitled to participate in any and all vacation, medical, pension, profit sharing, dental and life insurance plans and disability income plans, retirement arrangements and other employment benefits of the Company, to the extent generally available to the executive officers of the Company, as may be in effect from time to time in the discretion of the Board. Such participation shall be subject to (i) the terms of the applicable plan documents (including, as applicable, provisions granting discretion to the Board or any administrative or other committee provided for therein or contemplated thereby) and (ii) generally applicable policies of the Company, to the extent the terms of such participation are not covered by the applicable plan documents, or if they are so covered, to the extent such policies are not inconsistent therewith.

(b) The Company shall promptly reimburse Employee for all reasonable business expenses incurred by Employee during the Employment, in accordance with the Company’s practices, as in effect from time to time, subject to Section 17(d).

(c) Compliance with the provisions of this Section 5 shall in no way create or be deemed to create any obligation, express or implied, on the part of the Company, Parent or any of their direct and/or indirect subsidiaries with respect to the continuation of any particular benefit or other plan or arrangement maintained by them or their subsidiaries as of or prior to the date hereof or the creation and maintenance of any particular benefit or other plan or arrangement at any time after the date hereof.

6. Termination and Termination Benefits. Notwithstanding the provisions of Section 2, the Employment shall terminate under the circumstances set forth in this Section 6.

(a) Termination by the Company for Cause. The Employment may be terminated by the Company for Cause (as defined below) without further liability on the part of the Company effective immediately upon written notice to Employee. Only the following shall constitute “Cause” for such termination:

(i) the commission of any act by Employee constituting financial dishonesty against the Company or its subsidiaries (which act would be chargeable as a crime under applicable law);

(ii) Employee’s engaging in any other act of dishonesty, fraud, intentional misrepresentation, material misconduct, moral turpitude (not involving a traffic offense), illegality or harassment which would, in the Company’s reasonable judgment; (A) materially adversely affect the business or the reputation of the Company or any of its subsidiaries with their respective current or prospective customers, suppliers, lenders and/or other third parties with whom such entity does or might do business, (B) expose the Company or any of its subsidiaries to material damages, liabilities or penalties or (C) expose the Company or any of its subsidiaries to criminal liabilities or penalties;

(iii) the willful and repeated failure by Employee to follow the lawful directives of the Board;

(iv) any material violation of the Company’s written policies which would customarily be punishable by termination of employment (as determined by the Board of Directors of Parent in good faith), or willful and deliberate non-performance of duty by Employee in connection with the business affairs of the Company or its subsidiaries; or

(v) Employee’s material breach of this Agreement.

Notwithstanding the foregoing, there shall be no termination for Cause pursuant to Sections 6(a)(ii), (iii), (iv) or (v) without Employee first being given, not less ten (10) days written notice by the Board of Directors of Parent, a reasonable opportunity to be heard before the Board of Directors of Parent and a reasonable opportunity to cure the actions or omissions giving rise to “Cause” (to the extent such cure is reasonably possible) within a reasonable time period.

(b) Termination by the Company Without Cause. The Employment may be terminated without Cause by a vote of the Board and upon written notice to Employee. It is expressly agreed and understood that if this Agreement is terminated by the Company without Cause as provided in this Section 6(b), it shall not impair or otherwise affect Employee’s Continuing Obligations (as defined below). Termination of employment upon expiration of the Term following a decision by the Company not to extend the Term of employment pursuant to the second sentence of Section 2 shall constitute a termination by Company without Cause.

(c) Termination by Employee for Good Reason. The Employment may be terminated by Employee for Good Reason (as defined below), provided that (i) Employee first delivers to the Company a written notice of such intended termination setting forth with specificity the occurrence deemed to give rise to a right to terminate for Good Reason, and there shall have passed a reasonable time (not less than 30 days) within which the Company may take action to correct, rescind or otherwise substantially reverse the occurrence supporting termination for Good Reason as identified by Employee and (ii) the event constituting “Good Reason” shall have occurred within the sixty (60) day period immediately preceding the delivery of the notice referred to in clause (i) of this Section 6(c). Only the following shall constitute “Good Reason”:

(i) any reduction in the Base Salary or in the “Target Opportunity”;

(ii) without Employee’s express written consent, the failure to (A) continue the Employee as the sole President and sole Chief Executive Officer of the Company and any successor in interest to the Company or (B) cause Employee to be a member of the Company’s Board of Directors and of the Parent Board of Directors during the Employment or, during any period when the Company’s or Parent’s stock is publicly traded, to nominate him for election to the board of directors of the entity whose stock is publicly traded;

(iii) any material diminution in Employee’s duties or the assignment to Employee of duties that are materially inconsistent with Employee’s then current duties or title;

(iv) any other material breach by the Company of any of the provisions described in this Agreement (including the failure to pay any amounts pursuant to Section 4 above when due, but excluding reasonable delays in the payment of such amounts due to unforeseen circumstances); and

(v) the relocation of Employee, without Employee prior written consent, to a location 25 miles or more from the Company’s current headquarters.

(d) Termination by Employee other than for Good Reason. Employee’s employment under this Agreement may be terminated by Employee other than for Good Reason by written notice to the Board at least thirty (30) days prior to such termination. Termination of employment upon expiration of the Term following a decision by Employee not to extend the Term of employment pursuant to the second sentence of Section 2 shall constitute a termination by Employee other than for Good Reason.

(e) Certain Termination Benefits. Unless otherwise specifically provided in this Agreement or otherwise required by law, all compensation and benefits payable to Employee under this Agreement shall terminate on the date of termination of the Employment. Notwithstanding the foregoing, in the event of a termination of the Employment for any reason and subject to Section 17 below, the Company shall pay to Employee a lump sum in cash equal to the sum of (A) his Base Salary through the date of termination to the extent not theretofore paid, (B) any annual bonus earned but unpaid as of the date of termination for any previously completed fiscal year (and any such bonus shall be treated as earned to extent the Target Opportunity criteria are determined to have been satisfied for such year, without regard to whether such determination has been completed by the date of termination or whether Employee is employed on the normal payment date), (C) reimbursement for any unreimbursed business expenses properly incurred by Employee in accordance with Company policy prior to the date of termination, and (D) any accrued vacation pay to the extent not theretofore paid (the sum of the amounts described in clauses (A) - (D) shall be hereinafter referred to as the “Accrued Obligations”), payable on the 60th day following the date of termination. In the event of a termination of the Employment without Cause pursuant to Section 6(b) or in the event of a termination of the Employment with the Company for Good Reason pursuant to Section 6(c), then, subject to Section 17, the Company shall provide to Employee the following termination benefits (“Termination Benefits”) in addition to the Accrued Obligations:

(i) except as otherwise provided in Section 19, an amount equal to two (2) times the sum of (A) Employee’s Base Salary and (B) Employee’s Base Salary multiplied by 1.25, payable in twenty-four (24) equal installments during a twenty-four (24) month period following the date of termination (the “Termination Benefits Period”) (such payment shall be subject to withholding under applicable law and shall be made in accordance with the Company’s usual payroll practice as in effect from time to time);

(ii) payment of any pro-rated bonus under the AIP with respect to the fiscal year in which such termination occurs (payment shall be subject to withholding under applicable law, shall be made at the time when the Company pays bonuses to its other executive officers with respect to the applicable fiscal year, and shall be based on actual performance for the applicable fiscal year) (the “Current Year Prorata Bonus”); and

(iii) during the Termination Benefits Period, in periodic installments, in accordance with the Company’s usual payroll practice as in effect from time to time, a cash payment equal to the cost the Company would have incurred had Employee continued group medical, dental, vision and/or prescription drug benefit coverage for himself and his eligible dependents under the group health plan(s) sponsored by Company covering Employee and his eligible dependents at the time of Employee’s termination of employment (the “Health Coverage”) for the Termination Benefits Period; provided, however, that (A) the cost of such Health Coverage shall be determined at the same level of benefits as is generally available to similarly situated employees and is subject to any modifications made to the same coverage provided to similarly situated employees, including but not limited to termination of the group health plans sponsored by Company; (B) the Company shall pay the excess of the COBRA cost of such coverage over the amount that Employee would have had to pay for such coverage if he had remained employed during the Termination Benefits Period and paid the active employee rate for such coverage (the “COBRA Cost”); (C) the time during which Employee receives the payments pursuant to this Section 6(e)(iii) shall run concurrently with any period for which Employee is eligible to elect health coverage under COBRA; and (D) such payment shall not limit any rights Employee or his dependents may then have to receive retiree medical or life insurance benefits then offered by the Company to the extent that Employee is entitled to such benefits under the terms and conditions of the applicable plans or policies.

(iv) if, at the end of the Termination Benefits Period, Employee is not employed by another employer (including self-employment), Employee will receive an amount equal to one-twelfth (1/12) of the sum of (A) Employee’s Base Salary and (B) Employee’s Base Salary multiplied by 1.25 (such payment, subject to withholding under applicable law, to be made on a monthly basis in accordance with the Company’s usual payroll practice as in effect from time to time); provided however, that such payments will immediately cease upon the earlier of (x) Employee’s employment (including self-employment) by a subsequent employer and (y) six (6) calendar months following the end of Termination Benefits Period. In addition, the benefits described in Section 6(e)(iii) shall be continued until the earlier of (x) six (6) months after the end of the Termination Benefits Period or (y) such time that Employee obtains any of the coverages or benefits described in Section 6(e)(iii) pursuant to a subsequent employer’s benefit plans.

The Termination Benefits set forth in (i) through (iv) above shall continue so long as Employee is in compliance with Employee’s Continuing Obligations under this Agreement. The Company’s liability for Termination Benefits set forth in (i) through (iv) above shall be reduced by the amount of any severance, if any, actually paid to Employee pursuant to any severance pay plan of the Company. Notwithstanding the foregoing, nothing in this Section 6(e) shall be construed to affect Employee’s right to receive COBRA continuation entirely at Employee’s own cost to the extent that Employee may continue to be entitled to COBRA continuation after Employee’s right to receive payments under Section 6(e)(iii) ceases.

The Company and Employee agree that the Termination Benefits paid by the Company to Employee under this Section 6(e) shall be in full satisfaction, compromise and release of any claims arising out of any termination of Employee’s employment without Cause pursuant to Section 6(b), or a termination of Employee’s employment with the Company for Good Reason pursuant to Section 6(c). The payment of the Termination Benefits shall be contingent upon Employee’s timely delivery as provided below of a general release of any and all claims (other than those arising or otherwise provided for under this Agreement) in a customary form reasonably satisfactory to the Company (and without any additional obligations upon Employee beyond those provided for in, or otherwise inconsistent with, this Agreement (a “Conforming Release”)), it being understood that no Termination Benefits shall be provided unless and until Employee executes and delivers a Conforming Release, except that (i) the Conforming Release shall not require a waiver of any of the Accrued Obligations and (ii) Employee’s obligation to deliver such Conforming Release shall be contingent upon the Company’s delivery of a Conforming Release to the Employee not later than ten (10) days following the date of termination of Employment. Provided such a Conforming Release has been timely delivered to Employee, it must be executed, and all revocation periods must have expired, within sixty (60) days after the date of termination of Employment, failing which such payment or benefit shall be forfeited. The Company may elect to commence payment of Termination Benefits at any time during such sixty (60)-day period; provided, however, that if such sixty (60)-day period begins in one taxable year and ends in the following taxable year, then the Company shall commence payment of Termination Benefits in the second taxable year. If such payment or benefit is exempt from Section 409A of the Code, the Company may elect to make or commence payment of Termination Benefits at any time during such sixty (60)-day period.

(f) Disability. If Employee shall be disabled so as to be unable to perform the essential functions of Employee’s then existing position or positions under this Agreement with or without reasonable accommodation (“Disability”), the Board may remove Employee from any responsibilities and/or reassign Employee to another position with the Company for a period of six (6) months or during the period of such Disability. Such removal and/or reassignment shall not give Employee a right to terminate his employment for Good Reason. Notwithstanding any determination of Employee’s Disability, Employee shall continue to receive Employee’s full Base Salary (less any disability pay or sick pay benefits to which Employee may be entitled under the Company’s policies) and benefits under Section 4 of this Agreement (except to the extent that Employee may be ineligible for one or more such benefits under applicable plan terms) for any period of up to six (6) months prior to his termination of employment. Employee’s employment may be terminated by the Company at any time after six (6) months of Disability. In the event of such termination and subject to Section 17, the Company shall have no further obligations except to pay the Accrued Obligations and benefits as contemplated by this Section 6(f) through the date of such termination. If any question shall arise as to whether during any period Employee is disabled so as to be unable to perform the essential functions of Employee’s then existing position or positions with or without reasonable accommodation, Employee may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom Employee or Employee’s guardian has no reasonable objection as to whether Employee is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. Employee shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and Employee shall fail to submit such certification, the Company’s determination of such issue shall be binding on Employee. Nothing in this Section 6(f) shall be construed to waive Employee’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

(g) Death. Employee’s employment and all obligations of the Company and Employee hereunder shall terminate in the event of the death of Employee, other than payment of the Current Year Prorata Bonus (which shall be paid at the time when the Company pays bonuses to its other executive officers with respect to the applicable fiscal year) and any Accrued Obligations.

(h) Continuing Obligations. Notwithstanding termination of this Agreement as provided in this Section 6 or any other termination of Employee’s employment with the Company, Employee’s obligations under Sections 7 and 8 hereof (other than as a result of termination pursuant to Section 6(g)) and the Company’s obligations under Section 12 and Section 18 hereof (other than as a result of termination pursuant to Section 6(a) or 6(d)) (the “Continuing Obligations”) shall survive any termination of Employee’s employment with the Company at any time and for any reason.

7. Non-Competition and Non-Solicitation. In consideration of Employee’s employment hereunder and the benefits derived by Employee as a result of the transactions contemplated by the Merger Agreement, Employee agrees to the following:

(a) Employee hereby agrees that during the period commencing on the date hereof and ending on the date that is the later of (i) the second (2nd) anniversary of the date of the termination of Employee’s employment with the Company for any reason regardless of the circumstances thereof and (ii) in the case of a termination by the Company without Cause or a resignation by Employee for Good Reason, if Employee receives benefits subsequent to the date twenty four (24) month after the termination of employment pursuant to Section 6(e)(iv), the last day that Employee receives benefits pursuant to such Section 6(e)(iv) (the “Noncompetition Period”), Employee will not, without the express written consent of the Company, directly or indirectly, anywhere in the United States or in any foreign country in which the Company has conducted business, is conducting business or is presently contemplating conducting business, engage in any activity which is, or participate or invest in, or provide or facilitate the provision of financing to, or assist (whether as owner, part-owner, shareholder, member, partner, director, officer, trustee, executive, agent or consultant, or in any other capacity), any business, organization or Person other than the Company (or any subsidiary or affiliate of the Company), including any such business, organization or Person involving, or which is, a family member of Employee, whose business, activities, products or services are competitive with any of the business, activities, products or services conducted or offered or proposed to be conducted or offered by the Company or its subsidiaries during any period in which Employee is employed by the Company or any of its subsidiaries. Without implied limitation, the foregoing covenant shall be deemed to prohibit (other than through a general solicitation not targeted at the Company or its subsidiaries) (a) hiring or engaging or attempting to hire or engage for or on behalf of Employee or any such competitor any employee of the Company, Parent or any of their direct and/or indirect subsidiaries, or any former employee of the Company, Parent or any of their direct and/or indirect subsidiaries who was employed during the six (6) month period immediately preceding the date of such attempt to hire or engage, (b) encouraging for or on behalf of Employee or any such competitor any such employee to terminate his or her relationship or employment with the Company, Parent or any of their direct and/or indirect subsidiaries, or (c) recruiting, soliciting or diverting for or on behalf of Employee or any such competitor any customer of the Company, Parent or any of their direct and/or indirect subsidiaries, or any former customer of the Company, Parent or any of their direct and/or indirect subsidiaries who was a customer during the six (6) month period immediately preceding the date of such recruitment, solicitation or diversion for the purpose of providing any business, activities, products or services the same as or substantially similar to the business, activities, products or services provided or offered by the Company.

Notwithstanding anything herein to the contrary, Employee may make passive investments in any enterprise the shares of which are publicly traded if such investment constitutes less than five percent (5%) of the equity of such enterprise.

Employee agrees that if a court of competent jurisdiction determines that any restriction, or portion thereof, set forth in this Section 7 is overly restrictive and unenforceable, the court may reduce or modify such restrictions to those which it deems reasonable and enforceable under the circumstances, and as so reduced or modified, the parties hereto agree that the restrictions of this Section 7 shall remain in full force and effect. Employee further agrees that if a court of competent jurisdiction determines that any provision of this Section 7 is unenforceable, the remaining provisions of this Section 7 and the remainder of this Agreement shall not be affected thereby, and shall remain in full force and effect.

Employee acknowledges that the restrictions contained in this paragraph in view of the nature of the Company’s business, are reasonable and necessary to protect the Company’s legitimate business interests and that any violation of this paragraph would result in irreparable injury to the Company, and that monetary damages may not be sufficient to compensate the Company for any economic loss which may be incurred by reason of breach of the foregoing restrictive covenants. In the event of a breach or a threatened breach by Employee of any provision in this paragraph, the Company shall be entitled to a temporary restraining order and injunctive relief restraining Employee from the commission of any breach, and to recover the Company’s attorneys’ fees, costs and expenses related to the breach or threatened breach. Nothing contained in this paragraph shall be construed as prohibiting the Company from pursuing any other remedies available to it for any breach or threatened breach, including, without limitation, the recovery of money damages, attorneys’ fees and costs. The restrictions in this paragraph shall each be construed as independent of any other provisions in this Agreement, and the existence of any claim or cause of action by Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of this Agreement.

If Employee violates any of the restrictions contained in this Section, the restrictive period will be suspended and will not run in favor of Employee from the time of the commencement of any violation until the time when Employee cures the violation to the Company’s reasonable satisfaction.

(b) During and after Employee’s employment, Employee shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company that relate to events or occurrences that transpired while Employee was employed by the Company. Employee’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Employment, Employee also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Employee was employed by the Company. Subject to Section 17(d), the Company shall reimburse Employee for any reasonable fees and reasonable out-of-pocket expenses incurred in connection with Employee’s performance of obligations pursuant to this Section 7(b) and such cooperation shall be at reasonable times and upon reasonable advance notice.

(c) Employee agrees, while he is employed by the Company, to offer or otherwise make known or available to it, as directed by the Board of the Company and without additional compensation or consideration, any business prospects, contracts or other business opportunities that Employee may discover, find, develop or otherwise have available to Employee in the Company’s general industry and further agrees that any such prospects, contacts or other business opportunities shall be the property of the Company.

8. Employee Agreement Regarding Non-Disclosure and Development. Employee represents, warrants and covenants that all patents, patent applications, rights to inventions, copyright registrations and other license, trademark and trade name rights heretofore owned by Employee and relating to the business of the Company, Parent or any of their direct and/or indirect subsidiaries have been or will be duly transferred to the Company on or prior to the date of termination of employment with the Company. Employee agrees and understands that in Employee’s position with the Company, Parent or any of their direct and/or indirect subsidiaries and performance of his or her responsibilities, duties and services for the Company, Parent or any of their direct and/or indirect subsidiaries, as the case may be, Employee has been exposed to non-public information relating to the confidential affairs of the Company, Parent or any of their direct and/or indirect subsidiaries, including but not limited to technical information, intellectual property, business and marketing plans, strategies, customer information, other information concerning the products, promotions, development, financing, expansion plans, business policies and practices of the Company, Parent or any of their direct and/or indirect subsidiaries, and other forms of confidential information, trade secrets and/or confidential information in the nature of trade secrets of the Company, Parent or any of their direct and/or indirect subsidiaries (“Confidential Information”). The provisions of this confidentiality covenant shall not apply to confidential information which is (i) generally known to the industry or to the public other than as a result of Employee’s breach of this covenant or any breach of other confidentiality obligations by third Persons, (ii) made legally available to Employee by a third Party without breach of any confidentiality obligation, or (iii) required by law to be disclosed, provided that Employee shall give prompt notice to the Company of any such requirement, shall disclose no more information than is required, and shall cooperate with attempts by the Company to obtain a protective order or similar treatment. Employee acknowledges and agrees that at any time hereafter Employee will not disclose Confidential Information, either directly or indirectly, to any Person other than the Company, Parent or any of their direct and/or indirect subsidiaries (or their professional advisors who are bound by confidentiality obligations) without the prior written consent of the Company or Parent, as appropriate, except for such disclosure that Employee in good faith believes to be necessary or desirable for the performance of his duties hereunder during the Term. This confidentiality covenant has no temporal, geographical or territorial restriction. Except as otherwise expressly agreed to by the Company, Parent or any of their direct and/or indirect subsidiaries, as appropriate, on or promptly following the date of termination of Employee’s employment with the Company, Employee will supply to the Company, Parent or any of their direct and/or indirect subsidiaries, as appropriate, all property, keys, mobile phones, computer equipment, software data files, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data or any other tangible product or document (and any copies, in whatever medium, thereof) which has been produced by, received by or otherwise submitted to Employee during his or her employment with the Company. Any such data or property (including copies thereof) stored on computer, software data files or other equipment belonging to Employee (or to which Employee otherwise has lawful access after the date hereof) shall be deleted by Employee immediately following the termination of Employee’s employment with the Company.

9. Parties in Interest; Certain Remedies. It is specifically understood and agreed that this Agreement is intended to confer a benefit, directly or indirectly, on the Company, Parent and any of their direct and/or indirect subsidiaries, and that any breach of the provisions of Sections 7 and 8 of this Agreement by Employee will result in irreparable injury to the Company, Parent and their direct and/or indirect subsidiaries, that the remedy at law alone will be an inadequate remedy for such breach and that, in addition to any other remedy it may have, the Company, Parent and any of their direct and/or indirect subsidiaries shall be entitled to enforce the specific performance of Sections 7 and 8 of this Agreement by Employee through both temporary and permanent injunctive relief without the necessity of posting a bond or proving actual damages, but without limitation of their right to damages and any and all other remedies available to them, it being understood that injunctive relief is in addition to, and not in lieu of, such other remedies.

10. Dispute Resolution.

(a) All disputes, claims, or controversies arising out of or relating to this Agreement or any other agreement executed and delivered pursuant to this Agreement or the negotiation, validity or performance hereof and thereof or the transactions contemplated hereby and thereby, or the rights and obligations of the parties hereunder or thereunder, that are not resolved by mutual agreement shall be resolved solely and exclusively by binding arbitration to be conducted before Judicial Arbitration and Mediation Services, Inc. (“JAMS”). The arbitration shall be held in New York, New York before a single arbitrator and shall be conducted in accordance with the rules and regulations promulgated by JAMS unless specifically modified herein.

(b) The parties covenant and agree that the arbitration shall commence within one hundred eighty (180) days of the date on which a written demand for arbitration is filed by any party hereto. In connection with the arbitration proceeding, the arbitrator shall have the power to order the production of documents by each party and any third-party witnesses. In addition, each party may take up to three depositions as of right, and the arbitrator may in his or her discretion allow additional depositions upon good cause shown by the moving party. However, the arbitrator shall not have the power to order the answering of interrogatories or the response to requests for admission. In connection with any arbitration, each party shall provide to the other, no later than seven (7) business days before the date of the arbitration, the identity of all persons that may testify at the arbitration and a copy of all documents that may be introduced at the arbitration or considered or used by a party’s witness or expert. The arbitrator’s decision and award shall be made and delivered within six (6) months of the selection of the arbitrator. The arbitrator’s decision shall set forth a reasoned basis for any award of damages or finding of liability. The arbitrator shall not have power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages or any other damages that are specifically excluded under this Agreement, and each party hereby irrevocably waives any claim to such damages.

(c) The parties covenant and agree that they will participate in the arbitration in good faith and that they will, except as provided below, (i) bear their own attorneys’ fees, costs and expenses in connection with the arbitration, and (ii) share equally in the fees and expenses charged by JAMS. The arbitrator may in his or her discretion assess costs and expenses (including the reasonable legal fees and expenses of the prevailing party) against any party to a proceeding. Any party unsuccessfully refusing to comply with an order of the arbitrators shall be liable for costs and expenses, including attorneys’ fees, incurred by the other party in enforcing the award. This Section 10(c) applies equally to requests for temporary, preliminary or permanent injunctive relief, except that in the case of temporary or preliminary injunctive relief any party may proceed in court without prior arbitration for the purpose of avoiding immediate and irreparable harm or to enforce the provisions of Section 9.

(d) Each of the parties hereto irrevocably and unconditionally consents to the exclusive jurisdiction of JAMS to resolve all disputes, claims or controversies arising out of or relating to this Agreement or any other agreement executed and delivered pursuant to this Agreement or the negotiation, validity or performance hereof and thereof, or the transactions contemplated hereby and thereby, or the rights and obligations of the parties hereunder or thereunder, and further consents to the sole and exclusive jurisdiction of the courts of the State of New York for the purposes of enforcing the arbitration provisions of this Section 10. Each party further irrevocably waives any objection to proceeding before JAMS based upon lack of personal jurisdiction or to the laying of venue and further irrevocably and unconditionally waives and agrees not to make a claim in any court that arbitration before JAMS has been brought in an inconvenient forum. Each of the parties hereto hereby consents to service of process by registered mail at the address to which notices are to be given. Each of the parties hereto agrees that its or his submission to jurisdiction and its or his consent to service of process by mail is made for the express benefit of the other parties hereto.

11. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or mailed by certified or registered mail (return receipt requested) as follows:

To the Company:	CommScope, Inc.

1100 CommScope Place, SE

Hickory, NC 28602

Attention: General Counsel

To Employee:	Marvin S. Edwards, Jr.

4444 3rd Street Lane, NW

Hickory, NC 28601

or to such other address of which any party may notify the other parties as provided above. Notices shall be effective as of the date of such delivery or mailing.

12. Indemnification. Without limiting Employee’s rights to indemnification in any other agreement to which he is a party or a third party beneficiary, Employee shall be entitled to indemnification from the Company and Parent in connection with his service as an officer and a director of the Parent, the Company and any of its direct and indirect subsidiaries to the extent set forth in the Certificate of Incorporation, as amended, and By-laws, as amended, of the Company and the Parent.

13. Scope of Agreement. The parties acknowledge that the time, scope, geographic area and other provisions of Section 7 and Section 8 have been specifically negotiated by sophisticated parties and agree that all such provisions are reasonable under the circumstances of the transactions contemplated hereby, and are given as an integral and essential part of the transactions contemplated hereby. Employee has independently consulted with counsel and has been advised in all respects concerning the reasonableness and propriety of the covenants contained herein, with specific regard to the business to be conducted by Company, Parent or any of their direct and/or indirect subsidiaries, and represents that the Agreement is intended to be, and shall be, fully enforceable and effective in accordance with its terms.

14. Severability. In the event that any covenant contained in this Agreement shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action. The existence of any claim or cause of action which Employee may have against the Company, Parent or any of their direct and/or indirect subsidiaries shall not constitute a defense or bar to the enforcement of any of the provisions of this Agreement.

15. Counterparts Facsimile Signatures. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same Agreement. Each party may rely upon the execution of this Agreement by the other party via the facsimile signature as if such facsimile signature were an original signature.

16. Miscellaneous. This Agreement shall be governed by and construed under the laws of the State of North Carolina, without consideration of its choice of law provisions, and shall not be amended, modified or discharged in whole or in part except by an agreement in writing signed by both of the parties hereto. The failure of either of the parties to require the performance of a term or obligation or to exercise any right under this Agreement or the waiver of any breach hereunder shall not prevent subsequent enforcement of such term or obligation or exercise of such right or the enforcement at any time of any other right hereunder or be deemed a waiver of any subsequent breach of the provision so breached, or of any other breach hereunder. This Agreement shall inure to the benefit of and be binding upon and assignable to, successors of the Company by way of merger, consolidation or sale and may not be assigned by Employee. This Agreement supersedes and terminates all prior understandings and agreements between the parties (or their predecessors) relating to the subject matter hereof; provided, however, this agreement shall not alter or limit the obligations of Employee pursuant to any other confidentiality, noncompetition, nonsolicitation or similar agreement applicable to Employee. For the avoidance of doubt, the Severance Agreement is hereby terminated without any liability to any party thereto. For purposes of this Agreement, the term “subsidiary” means any corporation more than 50 percent of whose outstanding voting securities, or any partnership, joint venture or other entity more than 50 percent of whose total equity interest, is directly or indirectly owned by such Person; and an “affiliate” of a Person shall mean, with respect to a Person, any Person which directly or indirectly controls, is controlled by, or is under common control with such Person. The Company and Employee hereby acknowledge and agree that the changes to the terms and conditions of Employee’s employment pursuant to this Agreement shall not constitute “Good Reason,” as such term is defined in Section 6(c) herein or in the Severance Agreement.

17. Internal Revenue Code Section 409A.

(a) It is the intent of the parties that this Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (and any applicable transition relief under Section 409A of the Code). Neither the Company nor its directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Employee as a result of the application of Section 409A of the Code.

(b) Notwithstanding anything in this Agreement to the contrary, to the extent that the severance payments under Section 6(e)(i), (ii) and (iii), and any other amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable hereunder, or a different form of payment of such non-exempt deferred compensation would be effected, by reason of a Change in Control or Employee’s termination of employment, such non-exempt deferred compensation will not be payable or distributable to Employee, and/or such different form of payment will not be effected, by reason of such circumstances unless the circumstances giving rise to such Change in Control or termination of employment, as the case may be, meet any description or definition of “change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation” or “separation from service,” as the case may be, in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). This provision does not prohibit the vesting of any amount of non-exempt deferred compensation upon a Change in Control or termination of Employee’s employment, however defined. If this provision prevents the payment or distribution of any non-exempt deferred compensation, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant “change in control event” or “separation from service,” as the case may be. If this provision prevents the application of a different form of payment of any amount or benefit, such payment shall be made in the same form as would have applied absent such designated event or circumstance.

(c) Each payment of Termination Benefits under Section 6(e) of this Agreement shall be considered a separate payment, as described in Treas. Reg. Section 1.409A-2(b)(2), for purposes of Section 409A of the Code.

(d) If Employee is entitled to be paid or reimbursed for any taxable expenses under this Agreement, and such payments or reimbursements are includible in Employee’s federal gross taxable income, the amount of such expenses reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. No right of Employee to reimbursement of expenses under this Agreement shall be subject to liquidation or exchange for another benefit. Employee’s rights to payment or reimbursement of expenses pursuant to Section 5(b) of this Agreement shall expire at the end of two (2) years after the date of termination of this Agreement.

18. Internal Revenue Code Section 280G Gross-Up.

(a) In the event that it shall be determined that any payment (other than the payment provided for in this Section 18) or distribution of any type to or for the benefit of Employee, by the Parent, any affiliate of the Parent, any “Person” (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, a “Person”) who acquires ownership or effective control of the Parent or ownership of a substantial portion of the Parent’s assets (within the meaning of Section 280G of the Code, and the regulations thereunder) or any affiliate of such Person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Total Payments”), is or will be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the “Excise Tax”), then Employee shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including any income tax, employment tax or Excise Tax, imposed upon the Gross-Up Payment, Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments.

(b) All mathematical determinations, and all determinations as to whether any of the Total Payments are “parachute payments” (within the meaning of Section 280G of the Code), that are required to be made under this Section 18, including determinations as to whether a Gross-Up Payment is required, the amount of such Gross-Up Payment and amounts relevant to the last sentence of this Section 18(b), shall be made by an independent accounting firm selected by Employee from among the six (6) largest accounting firms in the United States (the “Accounting Firm”), which shall provide its determination (the “Determination”), together with detailed supporting calculations regarding the amount of any Gross-Up Payment and any other relevant matter, both to the Company and Employee by no later than ten (10) days following the date of termination, if applicable, or such earlier time as is requested by the Company or Employee (if Employee reasonably believes that any of the Total Payments may be subject to the Excise Tax). If the Accounting Firm determines that no Excise Tax is payable by Employee, it shall furnish Employee and the Company with an opinion reasonably acceptable to Employee and the Company that no Excise Tax is payable (including the reasons therefor) and that Employee has substantial authority not to report any Excise Tax on his federal income tax return. If a Gross-Up Payment is determined to be payable, it shall be paid to Employee within twenty (20) days after the Determination (and all accompanying calculations and other material supporting the Determination) is delivered to the Company by the Accounting Firm. Any determination by the Accounting Firm shall be binding upon the Company and Employee, absent manifest error. As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments not made by the Company should have been made (“Underpayment”), or that Gross-Up Payments will have been made by the Company which should not have been made (“Overpayments”). In either such event, the Accounting Firm shall determine the amount of the Underpayment or Overpayment that has occurred. In the case of an Underpayment, the amount of such Underpayment (together with any interest and penalties payable by Employee as a result of such Underpayment) shall be promptly paid by the Company to or for the benefit of Employee. In the case of an Overpayment, Employee shall, at the direction and expense of the Company, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from, and procedures established by, the Company, and otherwise reasonably cooperate with the Company to correct such Overpayment, provided, however, that (i) Employee shall not in any event be obligated to return to the Company an amount greater than the net after-tax portion of the Overpayment that he has retained or has recovered as a refund from the applicable taxing authorities and (ii) this provision shall be interpreted in a manner consistent with the intent of Section 18(a), which is to make Employee whole, on an after-tax basis, from the application of the Excise Tax, it being understood that the correction of an Overpayment may result in Employee repaying to the Company an amount which is less than the Overpayment. The fees and expenses of the Accounting Firm shall be paid by the Company.

(c) Any Gross-Up Payment shall be paid no later than the last day of Employee’s taxable year next following Employee’s taxable year in which the taxes imposed in respect of which the Gross-Up Payment is being made are remitted to the applicable taxing authority.

19. Acceleration of Benefits in Connection with a Change of Control.

(a) If, during the Term, the Employee’s employment with the Company shall be terminated by the Company without Cause or a resignation by Employee for Good Reason within twenty-four (24) months following a Change in Control (as defined below), the compensation and benefits provided for in Section 6(e)(i), subject to Section 17, shall be paid in a single lump sum cash payment within ten (10) days after Employee’s date of termination (or earlier, if required by applicable law) in lieu of the periodic payments contemplated by Section 6(e)(i).

(b) For purposes of this Agreement, “Change in Control” shall mean any of the following:

(i) an acquisition (other than directly from the Parent) of any securities issued by Parent which generally entitle the holder thereof to vote for the election of directors of Parent (“Voting Securities”) by any Person, immediately after which such Person has Beneficial Ownership (as defined below) of more than thirty-three percent (33%) of (i) the then-outstanding Shares (as defined below) or (ii) the combined voting power of the Parent’s then-outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred pursuant to this paragraph (a), the acquisition of Shares or Voting Securities in a Non-Control Acquisition (as hereinafter defined) shall not constitute a Change in Control. A “Non-Control Acquisition” shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Parent or (B) any corporation or other Person the majority of the voting power, voting equity securities or equity interest of which is owned, directly or indirectly, by the Parent (for purposes of this definition, a “Related Entity”), (ii) the Parent or any Related Entity, or (iii) any Person in connection with a Non-Control Transaction (as hereinafter defined);

(ii) the individuals who, as of the Effective Date, are members of the board of the directors of the Parent (the “Incumbent Board”), cease for any reason to constitute at least two-thirds of the members of the Board of Directors of the Parent or, following a Post-Effective Date Merger (as hereinafter defined), the board of (i) the corporation resulting from such Post-Effective Date Merger (the “Surviving Corporation”), if fifty percent (50%) or more of the combined voting power of the then-outstanding voting securities of the Surviving Corporation is not Beneficially Owned, directly or indirectly, by another Person (a “Parent Corporation”) or (ii) if there is one or more than one Parent Corporation, the ultimate Parent Corporation; provided, however, that, if the election, or nomination for election by the Parent’s common shareholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered a member of the Incumbent Board; and provided, further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors of the Parent (a “Proxy Contest”), including by reason of any agreement intended to avoid or settle any Proxy Contest; or

(iii) the consummation of:

(1) a merger, consolidation or reorganization (x) with or into the Parent or (y) in which securities of the Parent are issued (a “Post-Effective Date Merger”), unless such Post-Effective Date Merger is a “Non-Control Transaction.” A “Non-Control Transaction” shall mean a Post-Effective Date Merger in which:

(A) the shareholders of the Parent immediately before such Post-Effective Date Merger own directly or indirectly immediately following such Post-Effective Date Merger at least a majority of the combined voting power of the outstanding voting securities of (1) the Surviving Corporation, if there is no Parent Corporation or (2) if there is one or more than one Parent Corporation, the ultimate Parent Corporation;

(B) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such Post-Effective Date Merger constitute at least a majority of the members of the board of directors of (1) the Surviving Corporation, if there is no Parent Corporation, or (2) if there is one or more than one Parent Corporation, the ultimate Parent Corporation; and

(C) no Person other than (1) Company or another corporation that is a party to the agreement of Post-Effective Date Merger, (2) any Related Entity, or (3) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to the Post-Effective Date Merger, was maintained by the Parent or any Related Entity, or (4) any Person who, immediately prior to the Post-Effective Date Merger had Beneficial Ownership of thirty-three percent (33%) or more of the then outstanding Shares or Voting Securities, has Beneficial Ownership, directly or indirectly, of thirty-three percent (33%) or more of the combined voting power of the outstanding voting securities or common stock of (x) the Surviving Corporation, if there is no Parent Corporation, or (y) if there is one or more than one Parent Corporation, the ultimate Parent Corporation.

(2) a complete liquidation or dissolution of the Parent; or

(3) the sale or other disposition of all or substantially all of the assets of the Parent and its subsidiaries taken as a whole to any Person (other than (x) a transfer to a Related Entity or (y) the distribution to the Parent’s shareholders of the stock of a Related Entity or any other assets).

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any

Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding Shares or Voting Securities as a result of the acquisition of Shares or Voting Securities by the Parent which, by reducing the number of Shares or Voting Securities then outstanding, increases the proportional number of Shares Beneficially Owned by the Subject Persons; provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Shares or Voting Securities by the Parent and, after such share acquisition by the Parent, the Subject Person becomes the Beneficial Owner of any additional Shares or Voting Securities and such Beneficial Ownership increases the percentage of the then outstanding Shares or Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

(c) For purposes of this Agreement, “Beneficially Owned,” “Beneficial Ownership” and “Beneficially Owning” shall have the meanings applicable under Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.

(d) For purposes of this Agreement, “Shares” shall mean the common stock, par value $0.01 per share, of the Parent and any other securities into which such shares are changed or for which such shares are exchanged.

20. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit Employee’s continuing or future participation in any employee benefit plan, program, policy or practice provided by the Company and for which Employee may qualify, except as specifically provided herein. Amounts that are vested benefits or which Employee is otherwise entitled to receive under any plan, policy, practice or program of the Company at or subsequent to the date of termination of Employment shall be payable in accordance with such plan, policy, practice or program except as explicitly modified by this Agreement. For the avoidance of doubt, no provision of this Agreement is meant to modify or limit Employee’s right to receive his vested supplemental executive retirement plan benefits, if any, and to exercise his vested options, if any, in accordance with the terms of the applicable plan documents, related agreements and operative prior elections.

21. Full Settlement; No Mitigation. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Employee or others. In no event shall Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Employee under any of the provisions of this Agreement and, except as set forth in Section 6(e)(iv), such amounts shall not be reduced whether or not Employee obtains other employment.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement under seal as of the date first set forth above.

COMPANY

COMMSCOPE, INC.

By:	/s/ Frank B. Wyatt, II
	Name:	Frank B. Wyatt, II
	Title:	Senior Vice President, Secretary and General Counsel

EMPLOYEE:

/s/ Marvin S. Edwards, Jr.
Marvin S. Edwards, Jr.

SCHEDULE A

Frye Regional Medical Center

AMENDMENT TO EMPLOYMENT AGREEMENT

WITH MARVIN S. EDWARDS, JR.

THIS AMENDMENT (this “Amendment”), effective as of September 12, 2013, by and between Marvin S. Edwards, Jr. (“Employee”) and CommScope, Inc. (“Company”), a Delaware corporation, amends that certain Employment Agreement, dated as of January 14, 2011, by and between Employee and Company (the “Employment Agreement”).

In consideration of the mutual covenants contained herein and the continued employment of Employee by the Company, the parties agree as follows:

1. The Employment Agreement is hereby amended by adding the following to Section 17 thereof:

“(e) Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under this Agreement by reason of Employee’s separation from service during a period in which he is a Specified Employee (as defined herein), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes): (i) the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following Employee’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following Employee’s separation from service (or, if Employee dies during such period, within 30 days after his death) (in either case, the “Required Delay Period”); and (ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period. For purposes of this Agreement, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder.”

2. All other provisions of the Employment Agreement shall remain the same.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

COMMSCOPE, INC.

By:	/s/ Frank B. Wyatt II
Its:	Senior Vice President

EMPLOYEE

/s/ Marvin S. Edwards, Jr.
Marvin S. Edwards, Jr.